UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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The Procter & Gamble Company

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News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G is Taking the Right Steps to Create Shareholder Value

P&G Urges Shareholders to Vote “FOR” ALL of P&G’s Directors on the BLUE Proxy Card

Comments on ISS Report

CINCINNATI— September 29, 2017 —The Procter & Gamble Company (NYSE:PG) today responded to the report issued by Institutional Shareholder Services Inc. (“ISS”) regarding the election of directors to the P&G Board at the Company’s Annual Meeting of Shareholders to be held on October 10, 2017.

The Company noted that ISS recognizes:i

“Current management has taken appropriate steps to optimize the company to a core portfolio which it is able to profitably manage.”

“It also seems clear that many of Taylor’s initiatives are beginning to bear fruit, even against a weaker global consumer market and other challenges outside of management’s control. In that sense, the optimal time for a typical activist intervention was perhaps a few years ago, during McDonald’s tenure or right around the time of Taylor’s appointment.”

“Two conclusions can be drawn from the TSR analysis. The first is that initiatives undertaken by CEO Taylor appear to have reversed a prolonged period of underperformance and are beginning to drive positive returns to shareholders. The second is that the announcement of the dissident campaign has had a limited impact on P&G’s returns.”

“Management has begun to reduce organizational complexity, and portfolio optimization efforts are delivering positive results, such as the improvement in ROIC. It is possible that additional fine-tuning could further improve P&G’s current structure. It is also possible that the optimal structure is much closer to P&G’s current form than to Trian’s proposed holding company with three global business units.”

“It is possible that certain views informed by the dissident’s outside advisor for this campaign, former P&G CFO Clayton Daley, may be outdated, as the board claims, given that nearly nine years have passed since his retirement from the company. In the absence of a more current view from within the company, for instance, it is difficult for the dissident to argue that its proposed organizational structure is indeed optimal for the company.”

“The fact that the dissident’s plan to organize P&G under three units potentially primes the company for a split understandably did not endear Peltz to the board. Though the dissident has indicated that it is “not advocating for the break-up of the company,” the word “ever” is conspicuously absent from that statement. For an activist, or management team, to narrowly qualify such a statement would be clearly disadvantageous, of course. Shareholders must therefore assess whether Peltz is essentially a wolf in sheep’s clothing, as the board suggests, based on their view of the intentions and track record of the activist.”

The Company today issued the following statement:

The P&G Board has been overseeing the most significant transformation in the Company’s history. We have strengthened and streamlined our portfolio, simplified our organizational structure and significantly enhanced P&G’s productivity. As ISS clearly recognized in its report, the changes needed to accelerate growth are already being implemented, and our results demonstrate that the plan is working. P&G today is a profoundly different and more profitable Company than it was just a few years ago.

We believe ISS set too low a standard for adding an activist investor to a Board and we fundamentally disagree with its conclusion. Change is not warranted when a highly engaged Board is overseeing a plan that is working. We firmly believe adding Nelson Peltz to the P&G Board would derail our progress and therefore urge shareholders to vote the BLUE Proxy Card today.

The P&G Board and management team strongly recommend shareholders vote “FOR” ALL of P&G’s highly qualified Directors on the BLUE Proxy Card.

Shareholders are urged NOT to vote using any white proxy card or voting instruction forms you might receive from Nelson Peltz of Trian. Please disregard and discard the white proxy card.

Shareholders can vote by Internet, telephone or by signing and dating the BLUE Proxy Card and mailing it in the postage paid envelope provided. If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361-7966 or MacKenzie Partners, Inc. at (800) 322-2885.

P&G notes that additional information regarding the proxy contest, as well as the Company’s strategy and recent results, is available at VoteBlue.PG.com.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT

DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

P&G Media:

Damon Jones, 513-983-0190

Jones.dd@pg.com

or

P&G Investor Relations:

John Chevalier, 513-983-9974

[i]	Permission to use quotations neither sought nor obtained